Exhibit 99.1

Owens & Minor Names Board Member Robert Sledd Chairman and Interim President and CEO

Company Commences Search for Permanent CEO

RICHMOND, VA - November 8, 2018 - Owens & Minor Inc. (NYSE: OMI) announced today that Robert C. Sledd, a member of the company’s board of directors, has been elected Chairman and Interim President and Chief Executive Officer. Mr. Sledd succeeds P. Cody Phipps, who served as Chairman, President and CEO. The company also announced that the Board has already formed a search committee to recruit a new CEO with the assistance of a leading executive search firm.

Anne Marie Whittemore, Lead Director, said, “The Board believes the business will benefit from a change in leadership. We thank Cody for his contributions to Owens & Minor and appreciate Bob Sledd’s willingness to step in on an interim basis as we conduct a search for our next CEO. Bob has a long and successful track record operating a large distribution company. We will benefit from his wealth of management experience as well as his knowledge of our business from his board tenure. Under Bob’s leadership, we will continue to execute on our strategic plan to strengthen and diversify our business as we also focus on operational excellence.”

Mr. Sledd said “Owens & Minor is a highly respected company that is well positioned to address the critical supply chain needs of providers and manufacturers across the continuum of care. I look forward to working with our dedicated teammates to provide our customers with services and products that improve healthcare delivery.”

The company also announced that Robert Snead will continue in the role of Interim Chief Financial Officer. Mr. Sledd commented, “Robert is an outstanding teammate and I look forward to working closely with him.”

About Robert Sledd
Mr. Sledd has been a director of Owens & Minor since 2007 and most recently served until his appointment as Interim President and CEO as a member of the Executive and Audit Committees and Chairman of the Compensation & Benefits Committee. He brings over two decades of experience in distribution as Chairman and CEO of Performance Food Group Co. (“PFG”), a foodservice distribution company he co-founded in 1987. Under his leadership, PFG became the third largest foodservice distributor in the U.S. with a significant private label offering to both the retail and foodservice markets. Mr. Sledd served as Chief Executive Officer of publicly-traded PFG from 1987 to 2001 and from 2004 to 2006, and as Chairman from 1995 until 2008.

Mr. Sledd most recently served as a Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. Prior to that, he spent four years as Senior Economic Advisor to the former Governor of Virginia and was responsible for development of Virginia’s strategic economic development plan and oversight in coordination with the Secretary of Commerce.

Mr. Sledd has served on the Board of Universal Corporation (NYSE: UVV) since 2009, and is Chairman of the Pension Investment Committee, as well as a member of the Audit and Finance Committees. He also serves as a Director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies, equipment, and related leisure products, and is a member of the company’s Audit and Compensation Committees. Mr. Sledd previously spent seven years as a member on the Board of Bon Secours Health System, including four as Chairman.

Mr. Sledd holds a B.A. degree from the University of Tennessee.

About Owens & Minor
Owens & Minor, Inc. is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor has annualized revenues of approximately $10 billion, including contributions from Halyard Health S&IP. Founded in 1882, Owens & Minor has operated continuously from its Richmond, Virginia, headquarters. Today, the company now has distribution, production, customer service and sales facilities located across Asia, Europe, Latin America, and the U.S. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contacts
Jenny Graves, 804-723-7754
VP Global Corporate Communications
jenny.graves@owens-minor.com